Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-___) pertaining to the 2006 Long-Term Incentive Plan of Genuine Parts Company and to the incorporation by reference therein of our reports dated March 1, 2006, with respect to the consolidated financial statements of Genuine Parts Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Genuine Parts Company management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Genuine Parts Company and the related financial statement schedule included therin, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
April 17, 2006